Exhibit 99.1

BNP Residential Properties, Inc.

301 S. College Street, Suite 3850
Charlotte, North Carolina 28202-6024

Contact: Philip S. Payne
         Executive Vice President & CFO
         Tel:     (704) 944-0100
         Fax:     (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE


                      BNP Residential Properties Announces
                      Tax Characteristics of 2003 Dividends

Charlotte, North Carolina
January 7, 2004

BNP Residential Properties, Inc. (AMEX: BNP) announced today the tax characteristics of its 2003 dividends. We are releasing this information to aid those required to distribute Form 1099s on our dividends. This release is based on an estimate of "earnings and profits" as defined by the Internal Revenue Service. No material change in these classifications is expected.

    -------------------------------------------------------------------------
                                     Cash         Taxable
        Record        Payable    Distribution     Ordinary       Return of
         Date          Date        Per Share      Dividend        Capital
    -------------------------------------------------------------------------

        02/03/2003    02/17/2003     $0.25         $0.0425        $0.2075
        05/01/2003    05/15/2003     $0.25         $0.0425        $0.2075
        08/01/2003    08/15/2003     $0.25         $0.0425        $0.2075
        11/03/2003    11/17/2003     $0.25         $0.0425        $0.2075

    Totals                           $1.00         $0.1700        $0.8300

Company Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. BNP owns and operates 20 apartment communities containing a total of 4,859 apartments and provides third-party management services for 8 apartment communities containing a total of 2,061 apartments. In addition to the apartment properties, the Company owns 40 restaurant properties that are leased on a triple-net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.

More information may be obtained by calling the company's Corporate Offices at
(704) 944-0100 or on the Internet through the company website at www.bnp-residential.com. Information requests may be e-mailed to the investor relations department at investor.relations@bnp-residential.com.

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